CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (“Agreement”), dated October 22, 2010 is made by and between James Casperson (“Consultant”), whose address is 6483 South Vance Street, Littleton, Colorado 80123, and Glen Rose Petroleum Corporation, a Delaware corporation (“Company”), having its principal place of business at 22762 Westheimer Parkway, Suite 515, Katy, Texas 77450.

WHEREAS, Consultant has extensive background and knowledge in the area of financial record keeping, accounting and financial reporting in the oil and natural gas industry;

WHEREAS, Consultant desires to be engaged by Company, and Company desires to engage Consultant, to provide information, evaluation and consulting services to the Company in his area of financial knowledge and expertise, on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration for those services Consultant provides to Company, the parties agree as follows:

1.	Agreement. The completed and signed Schedules attached to this Agreement shall form part of this Agreement and shall be governed by this Agreement, unless otherwise specified on the Schedule.
2.
Services. Company is retaining the services of the Consultant, to provide consulting services outlined in Schedule A (the “Services”), in accordance with the terms and conditions contained in this Agreement. During the term of this Agreement, Consultant shall provide the Services to Company exclusively, and shall do so in a professional, business-like manner in accordance with applicable law and, if applicable, company workplace policies.

3.
Term. The term of this Agreement will be for 90 days, commencing on October 25, 2010, and ending on January 22, 2011, unless this Agreement is terminated earlier in accordance with the termination provisions below in this Agreement or is terminated or extended by written agreement of the parties.

4.	Consultant status. Consultant’s relationship with the company, as created by this Agreement, is that of an independent contractor and Consultant is not an officer or employee for any purpose.
5.
Fees. The fees shall be as outlined in Schedule B. For greater certainty, Company shall not be liable to provide or pay for any benefits, such as, health, dental or worker’s compensation insurance coverage, pension contributions, vacation time or vacation pay, overtime pay, sick leave or emergency leave on account of Consultant or termination or severance pay, and Consultant acknowledges that it is not entitled to any of the foregoing benefits.

6.
Business Expenses. Company shall reimburse Consultant for reasonable and necessary expenses incurred by Consultant that have been pre-authorized by Company. Company will not reimburse Consultant for expenses related to a home office, tools and equipment, or travel to and from Consultant’s residence and the Company’s place of business.

7.
Invoices. Consultant shall invoice Company monthly for the cash fees, as outlined in Schedule B. The invoice will set out the dates that consulting services were provided, the hours worked and the total fees payable.Company shall pay the invoices within 15 days after receipt.

8.	Indemnification

(a) Company.  Company agrees to indemnify, defend, and shall hold harmless Consultant and /or his agents, and to defend any action brought against said parties with respect to any claim, demand, cause of action, debt or liability, including reasonable legal fees to the extent that such action is based upon a claim that: (i) is true, (ii) would constitute a breach of any of Company’s representations, warranties, or agreements hereunder, or (iii) arises out of the negligence or wilful misconduct of Company, or any Company content to be provided by Company and does not violate any rights of third parties, including, without limitation, rights of publicity, privacy, patents, copyrights, trademarks, trade secrets, and/or licenses.

(b) Consultant.  Consultant agrees to indemnify, defend, and shall hold harmless Company, its directors, employees and agents, and defend any action brought against same with respect to any claim, demand, cause of action, debt or liability, including reasonable legal’ fees, to the extent that such an action arises out of the gross negligence or wilful misconduct of Consultant.
(c) Notice. In claiming any indemnification hereunder, the indemnified party shall promptly provide the indemnifying party with written notice of any claim, which the indemnified party believes falls within the scope of the foregoing paragraphs. The indemnified party may, at its expense, assist in the defense if it so chooses, provided that the indemnifying party shall control such defense, and all negotiations relative to the settlement of any such claim. Any settlement intended to bind the indemnified party shall not be final without the indemnified party's written consent, which shall not be unreasonably withheld.
9.
Limitation of Liability. Consultant shall have no liability for consequential, exemplary, special, incidental, or punitive damages even if Consultant has been advised of the possibility of such damages. In any event, the liability of Consultant to Company for any reason and upon any cause of action, regardless of the form in which the legal or equitable action may be brought, including, without limitation, any action in tort or contract, shall not exceed the aggregate of the compensation paid by Company to Consultant for the specific service provided that is in question.

10.
Information provided. Company shall provide all relevant, accurate and timely information relating to financial and accounting purposes including, but not limited to, full disclosure of all contracts, obligations, Board resolutions and issuance of equity and debt instruments.

11.	Termination of Agreement. This Agreement may be terminated before the end of the original term by either party by any of the following events:
i)	Two weeks written or verbal notice by either Party to the other, which may be effective immediately or termination effective a mutually agreeable date or
ii)	Upon the bankruptcy or insolvency of either Party; or
iii)	Upon the death or incapacity of the Consultant.
12.
Intellectual and Proprietary Rights. The Consultant recognizes that all rights, including, without limitation, all intellectual and other proprietary rights, and documentation related thereto, which have been provided by Company to Consultant in connection with the performance of any of the services, are owned and shall continue to be owned by Company. Consultant also recognizes and agrees further that all intellectual and other proprietary rights, in and to any methods, systems, inventions, concepts, ideas, know-how, data and databases, technology, and any enhancements, modifications, or additions to the foregoing or to any products owned, marketed or used by as well as any and all material, documentation, information and goods of Company, which have been created or developed by Consultant in connection with the performance of the Services shall inure to the benefit of and belong to Company.

13.
Confidentiality. The Consultant further acknowledges that in the course of providing the Services he may acquire nonpublic information that is confidential to Company which information is the property of Company. As such, Consultant agrees to treat all such information as confidential and not to use or disclose any such information, except as necessary in the performance of Services or as may be required by applicable law.

14.
Arbitration.  (a) Upon the request of any party, any dispute, controversy or claim arising out of or in connection with, or relating to this Agreement or any breach or alleged breach hereof, shall be submitted to, and settled by, binding arbitration in Harris County, Texas administered by the American Arbitration Association (“AAA”) in accordance with the Commercial Arbitration Rules and the Optional Rules for Emergency Measures of Protection of AAA. The disputing parties may also agree to arbitration at any time or at any other place or under any other form of arbitration mutually acceptable to the parties so involved.

(b)
The AAA arbitration award shall be final and binding, and a court having jurisdiction may enter judgment upon the award rendered by the arbitrator(s). The parties hereby irrevocably consent and submit to the jurisdiction of any federal or state court in the Harris County, Texas, for this purpose and waive any objections to such judgment based on venue and/or forum non conveniens. Any provisional remedy which would be available from a court of law shall be available from the arbitrator(s) to the parties to this Agreement pending arbitration. Three neutral arbitrators chosen by AAA shall conduct the arbitration. The parties shall equally bear the arbitration expenses, provided that each party shall pay for and bear the cost of its own experts, evidence, and counsel’s fees.

15.
Notices. Any and all notices required under this Agreement shall be in writing and shall be either hand-delivered or mailed, certified mail, return receipt requested, or delivered by courier delivery service, addressed to:

To Company: Attn.: Andrew Taylor-Kimmins
Glen Rose Petroleum Corporation
22762 Westheimer Parkway, Suite 515
Katy, TX 77450

To Consultant:	James Casperson
6483 South Vance Street
Littleton, Colorado 80123.

All notices shall be deemed delivered as of the date actually delivered or a proper delivery is refused. Any changes in any of the addresses listed herein shall be made by notice as provided in this Section.
16.	Assignment. This Agreement is not assignable by the company without Company’s prior written consent.
17.
Counterparts.  This Agreement shall be executed in any number of counterparts which may be original or photostatic copies, which may be confirmed by facsimile signature transmitted by telephone, and each copy bearing original or facsimile signatures shall be deemed a duplicate original.

18.	Governing Law. The Parties agree that this Agreement shall be governed by the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Glen Rose Petroleum Corporation

By:	/s/ Andrew Taylor-Kimmins	/s/ James Casperson
Name: Andrew Taylor-Kimmins		James Casperson
Title: CEO

Schedule A

Compensation

Consultant will be available to Company on an as needed basis, with the understanding that this will be approximately 10 hours per week and without the prior approval of the Company, shall not exceed 40 hours per month.

In consideration for the Services, Consultant will be entitled to be paid at the hourly rate of $125 per hour, which amount is being settled, by agreement of the parties, as follows:

1.
Services Pre-payment:  On or before November 1, 2010, Company shall direct its transfer agent to issue to Consultant 37,500 shares of restricted common stock of the Company, which shall have a standard restrictive legend.

2.
Monthly Services Billing:  At the end of each 30 day period during the term of this Agreement, Consultant shall submit a written invoice to Company that shall include the dates that the Services were provided, the hours worked and the total fees payable calculated at the rate of $62.50 per hour (which is the agreed rate reflecting adjustment by reason of the Services Pre-payment).

3.
Services Completion Bonus - On or before January 14, 2011, Company shall deliver to Consultant a warrant for the purchase of 10,000 shares of Company’s common stock at a per share exercise price of $0.60 per share.

Consultant has incurred costs to interview and meet in Rocksprings and New York of $1,512.  Reimbursement for these costs will be made by October 31, 2010.

Schedule B

The Services

The Services are accounting and financial consulting services to include, but not be limited to:

•	Assistance with establishing accounting, financial and operational reporting systems
•	Creating and accounting infrastructure to assist management in the operations of the company
•	Provide financial and accounting consulting services related to Securities and Exchange Commission quarterly and annual reports and other reporting to government agencies
•	Assistance with investor relations
•	Assistance with infrastructure for communications
•	Assistance with planning
•	Assistance with administrative and financial operations of the company
•	Hiring and training personnel

Consultant shall report to the CEO and otherwise as reasonably directed by the SEO.